Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (on Form F-4) and related Prospectus of Arabian Geophysical & Surveying Company Limited for the exchange offering of its outstanding 7 1/2% Senior Notes due 2015 and to the incorporation by reference therein of our report dated February 1st, 2005, with respect to the consolidated financial statements of Arabian Geophysical & Surveying Company Limited included in the Annual Report (on Form 20-F) of Compagnie Générale de Géophysique for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Al Khobar, Saudi Arabia
July 8, 2005

Ernst & Young
/s/ Abdulaziz Said Alshubaibi
Abdulaziz Said Alshubaibi